Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

American Skandia Trust:

We consent to the references to our firm, in this Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of American Skandia Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

February 27, 2006